Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and shall be effective as of the 31th day of October, 2023 (the “Effective Date”), by and among STELLAR BANK, having a principal place of business at 9 Greenway Plaza, Suite 110, Houston, TX 77046 (together with its successors and assigns, the “Bank”), and Travis Jaggers, an individual who resides in the State of Texas (“Employee”). This Agreement amends, supersedes and replaces, in its entirety, that certain Employment Agreement dated August 26, 2022, between Employee and CommunityBank of Texas, N.A. (the predecessor of Stellar Bank) (the “Prior Agreement”).

WHEREAS, Employee is currently employed by the Bank pursuant to the Prior Agreement;

WHEREAS, Employee and the Bank desire to amend and restate the Prior Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

Article 1: Effective Date
1.1 EFFECTIVE DATE OF AGREEMENT. This Agreement shall become effective on the Effective Date.

Article 2: Employment, Compensation, and Expenses

2.1 EMPLOYMENT. The Bank shall continue to employ Employee, and Employee accepts such continued employment with the Bank upon all of the terms and conditions described in this Agreement and for the Term as set forth on Exhibit A (the “Term”).

2.2 WORK RESPONSIBILITIES. Subject to the terms of this Agreement, Employee is employed in the position at the Bank indicated on Exhibit A to this Agreement and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Board of Directors of the Bank (the “Board”). Employee’s position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Board.

2.3 COMPENSATION. As consideration for the services and covenants described in this Agreement, the Bank agrees to compensate Employee in the following manner:

a. Salary. The Bank agrees to pay the Annual Base Salary stated on the attached Exhibit A in regular installments in accordance with the Bank’s usual payment practices.

b. Employment Benefits and Compensation Plans, Policies, and Arrangements. Employee shall be entitled to employment benefits such as but not limited to vacation, holidays, leaves of absence, health insurance, dental insurance, etc., if any, available to employees of the Bank generally, in accordance with any policies, procedures, or benefit plans adopted by the Bank from time to time during the existence of this Agreement. Moreover, Employee shall be eligible to receive such other compensation as stated on Exhibit A. Employee’s rights or those of Employee’s dependents under any such benefits or compensation policies, plans or arrangements shall be governed solely by the terms of such policies, plans, or arrangements. The Bank reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit or compensation plan, policy or arrangement. The Bank’s employment benefits and compensation arrangements, and policies related thereto, are subject to termination, modification or limitation at the Bank’s sole discretion.

c. Total Compensation. Employee agrees that the compensation stated above and as stated on Exhibit A constitutes the full and exclusive monetary consideration and compensation for all services rendered under this Agreement and for all promises and obligations under this Agreement.

2.4 BUSINESS EXPENSES. The Bank shall pay Employee’s reasonable and necessary business expenses, including expenses incurred for travel on Bank business, in accordance with the policies and procedures of the Bank, as may be adopted or amended from time to time at the Bank’s sole discretion. If Employee incurs business expenses under this Agreement, Employee shall submit to the Bank a periodic request for reimbursement together with supporting documentation satisfactory to the Bank.

2.5 LOYAL PERFORMANCE OF RESPONSIBILITIES. Employee shall devote the whole of Employee’s professional time, attention and energies to the performance of Employee’s work responsibilities and shall not, either directly or indirectly, alone or in partnership, consult with, advise, work for or have any interest in any other business or pursuit during Employee’s employment under this Agreement. Included in the foregoing, but not limited thereto, during the Term Employee shall not, directly or indirectly, engage in, or serve as an officer, director, employee, partner, agent or consultant, or otherwise hold any ownership interest in any entity which engages in any business which competes with that of the Bank. Any modification of this paragraph shall be made only by an agreement in writing signed by Employee and an authorized representative of the Bank.

Article 3: Confidential Information; Post-Employment Obligations; Bank Property

3.1 BANK PROPERTY. All written materials, records, data, customer lists and other documents prepared or possessed by Employee during Employee’s employment by the Bank are the Bank’s property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Employee individually or in conjunction with others during Employee’s employment (whether during business hours and whether on Bank’s premises or otherwise) which relate to Bank business, products, or services are the Bank’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Bank property. At the termination of Employee’s employment with the Bank for any reason, Employee shall return all of the Bank’s documents, data, or other Bank property to the Bank.

3.2 CONFIDENTIAL INFORMATION, NON-DISCLOSURE. Employee acknowledges that the business of the Bank, Stellar Bancorp, Inc. (“Steller”), and their respective subsidiaries and affiliates (the “Bank Group”) is highly competitive and that the Bank Group has provided and will continue to provide Employee with access to Confidential Information relating to the business of the Bank Group. “Confidential Information” means and includes the Bank Group’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: any information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Bank Group’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Bank Group; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Bank Group in its business to obtain a competitive advantage over the Bank Group’s competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Bank Group in maintaining its competitive position.

Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Bank Group.

Employee agrees that Employee will not, at any time during or after Employee’s employment with the Bank, make any unauthorized disclosure of any Confidential Information of the Bank Group, or make any use thereof, except in the carrying out of Employee’s employment responsibilities hereunder. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Bank’s Confidential Information.

3.3 NON-COMPETITION OBLIGATIONS. Employee acknowledges that the Bank has provided and has hereby agreed to continue to provide Employee with access to Confidential Information. Ancillary to Employee’s agreement not to disclose Confidential Information, to protect the Confidential Information described above, and in consideration for Employee’s receiving continued access to this Confidential Information and compensation stated in this Agreement, the Bank and Employee agree to the following non-competition provisions. Employee agrees that during the period of Employee’s unfair competition obligations as stated on Exhibit A, Employee will not, directly or indirectly, for Employee or others, in the geographic region stated on Exhibit A, or, if Employee’s geographic region has changed, in any and all geographic regions in which Employee has worked for the 12-month period immediately preceding Employee’s termination of Employment:

a. engage in any business conducted by the Bank Group related to community banking and/or financial activities in which the Bank Group is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period;

b. perform any job, task, function, or responsibility that Employee has provided for the Bank Group in the preceding 12-month period; or

c. render advice or services to, or otherwise assist, any other person, association or entity in the business of “a,” or “b” above.

Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Bank has provided or made available to Employee.

Employee agrees that this provision defining the scope of activities constituting prohibited competition with the Bank Group is narrow and reasonable for the following reasons: (i) Employee is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of the Bank Group; (ii) Employee is free to seek employment with other companies in the banking business that do not directly or indirectly compete with any business of the Bank Group; and (iii) there are many other companies in the banking business that do not directly or indirectly compete with any business of the Bank Group. Thus, this restriction on Employee’s ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to receiving Confidential Information, specialized training, and knowledge from the Bank.

3.4 NON-SOLICITATION OF CUSTOMERS. For the period of Employee’s unfair competition obligations as stated on Exhibit A, Employee will not call on, service, solicit, or accept competing business from customers of the Bank Group with whom Employee, within the previous twenty-four (24) months, (i) had or made contact, or (ii) had access to information and files regarding. These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.

3.5 NON-SOLICITATION OF EMPLOYEES. For the period of Employee’s unfair competition obligations as stated on Exhibit A, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Bank Group whom Employee had contact with, knowledge of, or association with in the course of employment with the Bank Group to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

3.6 EARLY RESOLUTION CONFERENCE/ARBITRATION. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides later to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity in which Employee intends to engage on behalf of a competing business, Employee first will notify the Bank in writing and meet with a Bank representative at least 14 days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims.

3.7 WARRANTY AND INDEMNIFICATION. Employee warrants that Employee is not a party to any other restrictive agreement limiting Employee’s activities for the Bank. Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Bank and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee’s duties hereunder. Employee shall hold the Bank harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

3.8 EQUITABLE RELIEF. Employee and the Bank agree that in the event of a breach or threatened breach by Employee of any paragraph in Article 3 of this Agreement, the Bank will not have an adequate remedy at law. Thus, in the event of such a breach or threatened breach, the Bank will be entitled to such equitable and injunctive relief as may be available to prevent and restrain Employee from breaching the provisions of any paragraph in Article 3. The availability to obtain injunctive relieve will not prevent the Bank from pursuing any other equitable or legal relief, including the recovery of damages from such breach or threatened breach.

Article 4: Termination of Employment

4.1 TERMINATION. The Bank may terminate the employment of Employee with or without “Cause” and Employee may terminate his employment with or without “Good Reason” prior to the expiration of the Term. Unless Employee’s employment with the Bank is earlier terminated as provided in this Section 4.1, Employee’s employment with the Bank shall automatically terminate upon the expiration of the Term. Except as otherwise provided in Section 4.2, if Employee’s employment with the Bank ends for any reason, Employee shall be entitled only to his earned but unpaid base salary through the date of such termination, a cash payment for accrued but unused paid time off, any earned but unpaid cash bonuses for any prior period which remain unpaid as of the Employee’s date of termination (without duplication for any Pro Rata Bonus (as defined in Exhibit A) payable pursuant to Section 4.2), and unpaid expense reimbursements, and all future compensation and benefits shall cease (except for compensation and benefits vested per plan terms).

4.2 SEVERANCE. If (a) the Bank terminates Employee without Cause, (b) Employee terminates employment for Good Reason, or (c) Employee’s employment with the Bank terminates upon the expiration of the Term, Employee shall be entitled to the “Severance” listed on Exhibit A. For purposes of this Section 4.2, the following definitions apply:

a. “Cause” shall mean: an act or acts of dishonesty or disloyalty by Employee materially and adversely affecting the Bank or any related entity; Employee’s material breach of any of his obligations of this Agreement; Employee’s gross negligence or willful misconduct in performance of the duties and services required of him under this Agreement; or Employee’s conviction of a felony or Employee’s conviction of a misdemeanor involving moral turpitude.

b. “Good Reason” shall mean the occurrence of any of the following after the Effective Time: the assignment to Employee of any duties materially inconsistent in any respect with Employee’s position (including situs, office and title), authority, duties and responsibilities as contemplated by Section 2.2 of this Agreement, excluding any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Bank promptly after notice of such action; provided, however, that a change to Employee’s duties, in order to constitute Good Reason to resign under this Section 4.2(b) must also constitute a material diminution in Employee’s authority, duties, or responsibilities; any material failure by the Bank to comply with any of the provisions of this Agreement; the Bank requiring Employee to be based at any office outside Harris County or other mutually agreed location; provided, however, that any such change in Employee’s workplace must also constitute a material change in the geographic location of Employee’s primary workplace; or any material reduction in annual salary as stated in Section 2.3 or as hereafter increased. In all events, Employee’s resignation shall not be deemed to be for Good Reason under this Section 4.2(b), unless the following conditions are met: Employee must provide notice to the Bank of the existence of the condition claimed by Employee to constitute Good Reason to resign within ninety (90) days of the initial existence of such condition; the Bank must have failed to remedy such condition within thirty (30) days following the Bank’s receipt of such notice; and Employee must separate from service with the Bank within thirty (30) days following the end of the Bank’s cure period described above.

4.3 Notwithstanding any provisions of this Agreement to the contrary, in the event that the aggregate payments or benefits to be made or afforded pursuant to this Agreement, would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code, then the severance payments under Section 4.2 shall be reduced to an amount which is One Dollar ($1.00) less than the greatest amount allowed to be paid under Section 280G without constituting an “excess parachute payment.”

4.4 This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code (“Section 409A”) and applicable advice and regulations issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Employee’s termination of employment with the Bank, Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Bank will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following Employee’s termination of employment with the Bank (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Bank for purposes of this Agreement and no payment shall be due to Employee under this Agreement until Employee would be considered to have incurred a “separation from service” from the Bank within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Employee would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Bank no later than the end of the calendar year following the calendar year in which Employee remits the related taxes. The Bank shall consult with Employee in good faith regarding the implementation of the provisions of this Section 4.4; provided that neither the Bank nor any of its employees or representatives shall have any liability to Employee with respect to thereto. Whenever in this Agreement the provision of payment or benefit is conditioned on Employee’s execution and non-revocation of a waiver and release of claims, such waiver and release must be executed, and all revocation periods must have expired, within sixty (60) days after the date of termination of Employee’s employment, but the Bank may elect to commence payment at any time during such sixty (60)-day period, provided, however, to the extent that the payment or benefit is “deferred compensation” within the meaning of and subject to Section 409A, such payment shall be made in the later year if the sixty (60) day period spans two taxable years.

4.5 DEEMED RESIGNATIONS. Unless otherwise agreed to in writing by Employee and the applicable member of the Bank Group prior to the termination of Employee’s employment, any termination of Employee’s employment with the Bank will constitute an automatic resignation of Employee as an officer of any member of the Bank Group. For avoidance of doubt, termination of Employee’s employment with the Bank will not, by itself, result in Employee’s resignation as a member of the Board of Directors of CBTX or the Bank.

Article 5: Miscellaneous

5.1 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

5.2 INTERPRETATION. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.

5.3 HEADINGS. The headings of this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

5.4 ENTIRE AGREEMENT. This Agreement embodies the complete agreement and understanding of the parties related to Employee’s employment by the Bank, superseding any and all other prior or contemporaneous oral or written agreements between the parties hereto with respect to the employment of Employee by the Bank, and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of a party, that are not incorporated herein and that no other agreement or promise not contained herein shall be valid or binding.

5.5 EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

5.6 MODIFICATION. This Agreement may be amended only by an agreement in writing signed by Employee and the Bank.

5.7 WAIVER. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted under this Agreement or of the future performance of any such term, covenants or condition.

5.8 INVALIDITY. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

5.9 VOLUNTARY AGREEMENT. Employee and the Bank represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

5.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Employee’s heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement. In the event of a sale of all or substantially all of the Bank’s capital stock, sale of all or substantially all of the Bank’s assets, or consolidation or merger of the Bank with or into another corporation or entity or individual, the Bank may assign its rights and obligations under this Agreement to its successor-in-interest, and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Bank under this Agreement.

5.11 WHISTLEBLOWER PROTECTIONS AND TRADE SECRETS. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (a) Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Employee files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5.12 COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the validity of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

* * * *

DATED: October 31, 2023 /s/Travis Jaggers
Travis Jaggers

STELLAR BANK

DATED: October 31, 2023         /s/Robert R. Franklin
Robert R. Franklin
Executive Chairman

[Signature Page to Second Amended and Restated Employment Agreement]

Exhibit “A” to
Second Amended and Restated Employment Agreement
Between Stellar Bank and Travis Jaggers

Employee Name: Travis Jaggers

Term: The period commencing effective as of immediately following the Effective Time and ending on the close of business on June 30, 2024; provided that the Term may be extended by mutual agreement of Employee and Bank.

Position: President

Location: Houston - Pasadena, Texas

Annual Base Salary: $375,000.00 (annualized) for the period beginning on the effective date and ending September 29, 2023, and $450,000 (annualized) for the period beginning effective September 1, 2023. Annual base salary will be payable in accordance with the Bank’s normal payroll practices.

Bonus: Participation in the Bank’s Annual Incentive Compensation Plan in which other executive officers and/or employees may participate subject to the terms of the plans. Employee’s bonus amount for each calendar year during the Term (including the 2023 calendar year) shall be not less than $500,000 (the “Minimum Bonus Amount”), and the actual amount of Employee’s bonus for any calendar year during the Term may be more than the Minimum Bonus Amount depending on actual performance. Except as otherwise provided in “Severance” below, Employee must be employed on the date the bonus is paid to receive such bonus.

Equity Awards: Employee shall be eligible to receive grants of equity awards under the Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan as may be approved from time to time by the Compensation Committee of the Board of Directors of Stellar in its sole discretion.

Paid Time Off: 33 days per calendar year; provided, however, for the portion of the 2023 calendar year that begins after the Effective Date the number of days of paid time off shall be 33 days minus the number of days of paid time off taken by Employee during the period that began January 1, 2023 and ends on the Effective Date. Paid time off not taken during a calendar year shall not carry over to the next year.

Severance: An amount (the “Cash Severance”) equal to the sum of (i) two (2) times Employee’s Annual Base Salary as of Employee’s date of termination and (ii) the amount equal to eighteen (18) times the monthly COBRA premium for continuation coverage under the Bank’s group health plans, based on Employee’s coverage elections under such plans as of the date of termination. The Cash Severance shall be paid within 60 days following Employee’s date of termination in a single lump sum in cash, less applicable withholdings and deductions.

In addition, the Bank shall pay to Employee a prorated bonus (the “Pro Rata Bonus”) for the calendar year of termination of Employee’s employment, calculated as (x) the greater of (i) the Minimum Bonus Amount and (ii) the cash bonus Employee received for the calendar year immediately preceding the calendar year in which Employee’s termination occurs, multiplied by (y) a fraction, the numerator of which is the number of calendar days during the calendar year of termination that Employee was employed and the denominator of which is the total number of calendar days during the calendar year of termination. The Pro Rata Bonus shall be paid within 60 days following Employee’s termination date in a single lump sum in cash, less applicable withholdings and deductions.

Employee shall sign (and shall not revoke) a release of claims (the “Release”) in a form acceptable to the Bank to receive the Cash Severance and Pro Rata Bonus. The Bank shall provide the Release to Employee no later than three (3) business days following Employee’s date of termination. If the period during which Employee has to consider the Release (as required by the Age Discrimination in Employment Act of 1967, as amended) spans two calendar years, then payment of the Cash Severance and Pro Rata Bonus shall, if payable, not be made until the second calendar year.

Geographic Region of Non-Competition: 100 miles surrounding any facility owned or operated by any member of the Bank Group.
Period of Unfair Competition Obligations: During Employee’s entire period of employment and for two (2) years thereafter, except that there shall be no non-competition obligation following Employee’s date of termination for a termination by the Bank without Cause or by Employee for Good Reason (as those terms are defined in Section 4.2).